Filed pursuant to Rule 424(b)(7)

Registration No. 333-193563

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated March 25, 2014)

1,826,330 Shares

Common Stock

This Prospectus Supplement No. 2 (the “Prospectus Supplement No. 2”) supplements, the prospectus dated March 25, 2014 (the “Prospectus”), relating to the possible resale of up to 1,826,330 shares of common stock of Wheeler Real Estate Investment Trust, Inc., that may be offered and sold from time to time by the Selling Stockholders named in the Prospectus. For information on the Selling Stockholders, please see the section entitled “Selling Stockholders” beginning on page 3 of the Prospectus. This Prospectus Supplement No. 2 is part of, and should be read in conjunction, with the Prospectus and Prospectus Supplement No. 1 dated April 3, 2014 (the “Prospectus Supplement No. 1”).

This Prospectus Supplement No. 2 is being filed to update the original table of Selling Stockholders in the Prospectus and Prospectus Supplement No. 1 with respect to certain changes in beneficial ownership that have occurred since the date of the Prospectus and Prospectus Supplement No. 1. This Prospectus Supplement No. 2 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus and Prospectus Supplement No. 1. This Prospectus Supplement No. 2 supersedes the information contained in the Prospectus and Prospectus Supplement No. 1.

Our common stock trades on the Nasdaq Capital Market under the symbol “WHLR.” On August 25, 2015, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.90 per share.

Wheeler Real Estate Investment Trust, Inc.

Riversedge North

2529 Virginia Beach Blvd., Suite 200

Virginia Beach, Virginia 23452

(757) 627-9088

Investing in our common stock involves significant risks. See “Risk Factors” on page 3 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 26, 2015

SELLING STOCKHOLDERS

The table of Selling Stockholders in the Prospectus lists Roselawn Capital, LLC (“Roselawn”) as beneficially owning 15,617 shares of common stock in our company upon the exchange of all Units held by Roselawn. In August 2015, Roselawn transferred 15,617 shares of common stock to George Fox, its sole member. The table of Selling Stockholders, as it relates to the shares of common stock in our company held by Roselawn upon the exchange of all Units in the Prospectus, is hereby updated through the date of this Prospectus Supplement and amended to reflect the foregoing.

The following table provides the name of the selling stockholder, the number of shares of common stock in our company to be owned upon the exchange of all Units held by the selling stockholder before the offering to which the Prospectus relates, and the number of shares of Offered Stock offered by the selling stockholder. Since the selling stockholder may sell all, some or none of his shares of the Offered Stock, no estimate can be made of the number of shares of Offered Stock that will be sold by the selling stockholder or that will be owned by the selling stockholder upon completion of the offering. There is no assurance the selling stockholder will sell any shares of the Offered Stock. The percentage of beneficial ownership for the following table is based upon 66,016,861 shares of our common stock outstanding as of August 25, 2015 and assumes the exchange of all outstanding Units held by the selling stockholder for shares of common stock.

The selling stockholder named in the table below was formerly our Director of Leasing from 2008 to 2014 and most recently our Senior Vice President of Business Development, but resigned from that position in July 2015. Additionally, the selling stockholder identified in the table below is not a broker-dealer or an affiliate of a broker-dealer.

	Shares Owned Immediately Prior to the Offering (2)	Shares Being Offered for Resale Under this Prospectus	Immediately Following the Offering (1)
Name			Shares Owned	Percentage (3)
George Fox	15,617	15,617	0		*

*	Less than one percent common stock outstanding, as applicable.
(1)	Assumes the selling stockholder sells all of the common stock being offered by the Prospectus.
(2)	The number shown represents shares of common stock issuable upon the redemption by the selling stockholder of Units.
(3)	Percentage calculated based upon the assumption of the exchange of all outstanding Units held by the selling stockholder for shares of common stock.